Issuer Free Writing Prospectus
Filed by: SunPower Corporation
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-153409

Contacts:
Brad W. Buss
EVP Finance & Administration and CFO (Cypress)
(408) 943-2754

Joseph L. McCarthy
VP Corporate Communications (Cypress)
(408) 943-2902

Helen Kendrick
Corporate Communications (SunPower)
(408) 240-5585

FOR IMMEDIATE RELEASE

Cypress and SunPower Announce Registration of SunPower Class B Common Stock to be Distributed by Cypress

SAN JOSE, Calif., September 17, 2008 – Cypress Semiconductor Corporation (NSYE:  CY) and SunPower Corporation (NASDAQ:  SPWR) announced that on September 10, 2008, SunPower filed a registration statement with the Securities and Exchange Commission (the “SEC”) registering the outstanding shares of Class B common stock held by Cypress.  The registration statement became effective on filing with the SEC.  The registration statement contains important information about the proposed distribution of the Class B shares to Cypress’s stockholders (the “spin-off”), including information about the federal income tax consequences of the spin-off to U.S. holders.  The registration statement is available on SunPower’s website at
http://investors.sunpowercorp.com/secfiling.cfm?filingID=950134-08-16424 and on the SEC’s website at http://www.sec.gov/Archives/edgar/data/867773/000095013408016424/f43515orsv3asr.htm
Investors are urged to read the prospectus contained in the registration statement in its entirety.

SunPower has applied to list the Class B common stock on the NASDAQ Global Select Market after the spin-off.  SunPower expects that trading in shares of Class B common stock will begin on a “when-issued” basis as soon as such shares are approved for listing on the NASDAQ Global Select Market.  When, and if, such shares become eligible for “when-issued” trading, they will trade under the symbol “SPWRV” until such time as any “when-issued” trades are settled, at which time “regular way” trading in Class B common stock is expected to continue on the NASDAQ Global Select Market under the symbol “SPWRB.”  In addition, SunPower expects to change the trading symbol of its Class A common stock from “SPWR” to “SPWRA” upon completion of the spin-off.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

About SunPower

SunPower Corporation (Nasdaq: SPWR) designs, manufactures and delivers high-performance solar-electric systems worldwide for residential, commercial and utility-scale power plant customers. SunPower high-efficiency solar cells and solar panels generate up to 50 percent more power than conventional solar technologies and have a uniquely attractive, all-black appearance. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe, Australia, and Asia. For more information, visit http://www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the issuer will arrange to send you the prospectus after filing if you request it by calling 1-(408) 240-5500, attention Investor Relations, or by sending an email request to publicrelations@sunpowercorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not represent historical facts. The companies use words and phrases such as "proposed," "expects," "will," "become," and "is expected," and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, the companies' plans and expectations regarding:  (a) Cypress' spin-off of SunPower Class B common stock to Cypress stockholders; (b) trading of Class B common stock trading on the NASDAQ Global Select Market after the spin-off; and (c) shares trading under the symbols "SPWRV" and "SPWRB." These forward-looking statements are based on information available to the companies as of the date of this release and management's current expectations, forecasts and assumptions, and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the companies' control. In particular, risks and uncertainties that could cause actual results to differ include:  (i) events and circumstances that could delay or prevent completion of Cypress' spin-off of Class B common stock; (ii) approval by Nasdaq of the pending listing application; and (iii) other risks described in the company's Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, and other filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the companies' views as of any subsequent date, and the companies are under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.